Exhibit 99.1

Prospect Global Resources Announces the Release of a Pre-Feasibility Study in July

Terminates Rights Offering

Receives Senior Debt Extension

DENVER, CO, June 18, 2013 — Prospect Global Resources Inc. (NASDAQ: PGRX) (“Prospect Global” or the “Company”) is pleased to announce today that the Company’s ongoing engineering optimization work and analyses will result in the publication of a Pre-Feasibility Study in July.

Prospect Global is terminating its previously announced rights offering which was scheduled to expire on 5:00 p.m., New York City time, on Monday, June 17, 2013.  In accordance with the terms of the rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

In addition, the Company has obtained an extension of its obligation to raise $7 million by June 17, 2013 under the senior secured promissory note issued to The Karlsson Group Inc.  Under the extension, the Company has until June 24, 2013 to enter into a formal written agreement with The Karlsson Group revising the terms of the senior debt.

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. Prospect Global’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

Source: Prospect Global Resources Inc.

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of Prospect Global’s potash resources, development of its potash resources and potash mining facility, The Karlsson Group extension and the

Pre-Feasibility Study.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.